Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	January 30, 2008
Brenda A. Blake, ext. 3202
UGI Reports Record First Quarter Results, 28% Above Prior Year
VALLEY FORGE, Pa., January 30 — UGI Corporation (NYSE: UGI) today reported record first quarter net income of $80.0 million, or $0.74 per diluted share, for the first quarter of fiscal 2008 ended December 31, 2007, representing a 28% increase compared to $61.9 million, or $0.58 per diluted share, for the first quarter of fiscal 2007.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “The 28% increase in earnings per share reflects double-digit increases in operating income in all of our operating units other than domestic propane, which experienced a slight decline. The improvement in operating income in our international businesses was principally driven by the return of more normal weather conditions compared to last year, when weather was significantly warmer than normal. The better results from our utility and energy services businesses reflect contributions from investments made in those businesses over the past few years. We remain focused on executing our strategies for each of our business units to increase value for our shareholders.”
UGI’s domestic propane distributor, AmeriGas Propane, contributed $15.0 million to net income for the quarter compared to $15.4 million in fiscal 2007. For the three months ended December 31, 2007, retail propane volumes sold declined 1.3% to 279.1 million gallons from 282.9 million gallons sold in the prior year period. Weather was 7.2% warmer than normal compared to weather that was 8.6% warmer than normal in the prior year period, according to the National Oceanic and Atmospheric Administration. Significant increases in propane sales prices caused by extraordinarily high propane costs resulted in customer conservation that more than offset higher volumes sold in the quarter from businesses acquired last year. The average wholesale propane cost at Mt. Belvieu, Texas for the quarter increased 58% over the same period last year. “In spite of the challenging environment of warm weather and high product cost, we continued to execute our strategies to grow AmeriGas,” noted Greenberg. Total margin increased $13.9 million mainly due to higher average retail propane unit margins and slightly higher ancillary income. Operating and administrative expenses rose primarily as a result of expenses associated with acquisitions, increased compensation and benefits costs and higher vehicle expenses. Operating income decreased to $74.0 million from $75.3 million in the fiscal 2007 quarter, reflecting the higher margin that was more than offset by higher expenses and higher depreciation and amortization costs.
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UGI Reports Record First Quarter Results, 28% Above Prior Year	Page 2
International Propane’s net income increased to $22.4 million from $18.3 million. Temperatures across the Antargaz service territory were approximately 6.3% colder than normal compared to temperatures that were 21.7% warmer than normal in the prior year period. Temperatures in Flaga’s service territory were also colder than normal and much colder than the prior year.
Antargaz sold approximately 98.1 million retail gallons of liquefied petroleum gases (LPG) in the first quarter of fiscal 2008 compared to 80.2 million retail gallons in the first quarter of fiscal 2007. Flaga’s volumes increased approximately 13% from the prior year period. The beneficial effects of higher sales volumes were partially offset, however, by lower average unit margins and price-induced customer conservation in response to substantially higher LPG commodity costs. Average euro-denominated LPG product costs increased more than 30% over the prior year period. International Propane operating income increased to $39.1 million from $33.1 million in the prior year period, reflecting the impact of increases in volumes sold partially offset by the aforementioned lower unit margins and higher operating expenses associated with a more normal operating environment than that experienced in the prior year period. Changes in currency exchange rates had minimal effect on the earnings comparison for the quarter.
Net income from Gas Utility increased to $24.0 million from $16.5 million in the first quarter of fiscal 2007. Weather was 6.3% warmer than normal versus weather that was 15.0% warmer than normal in the prior year quarter. Throughput in the Gas Utility increased to 39.5 billion cubic feet in the recently-completed quarter versus 33.4 billion cubic feet in the first quarter of fiscal 2007 reflecting the effects of colder weather. Gas Utility total margin increased $9.3 million to $89.9 million primarily resulting from increased volumes sold to retail core-market and firm delivery service customers, the full quarter impact of rate increases to a portion of our retail core-market customers and an increase in Gas Utility customers. Operating expenses for the quarter declined from the prior year due to lower long-term compensation costs and lower self insured property and casualty expenses. Operating income for the quarter increased $11.9 million to $50.1 million due to the aforementioned higher margins and reduced expenses as well as higher non-tariff service income and storage contract fees.
Net income from Electric Utility increased to $4.0 million from $3.2 million in the first quarter of fiscal 2007. Sales of 254.4 gigawatt-hours were 2.2% higher than the first quarter of fiscal 2007. Weather was approximately 9% colder than the prior year quarter. Operating income increased $1.2 million to $7.4 million primarily due to higher rates charged and slightly lower operating expenses partially offset by higher per-unit purchased power costs.
Energy Services’ first quarter net income was $13.9 million compared with $9.0 million for the same period of fiscal 2007, in large part reflecting greater margin from natural gas peaking supply and storage management services resulting from the expansion of natural gas peaking assets during fiscal 2007 and increased rates for new contracts. In addition, income from electric generation rose on higher unit prices for electricity during the first quarter of 2008 while income from natural gas marketing was comparable to the prior year quarter.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
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UGI Reports Record First Quarter Results, 28% Above Prior Year	Page 3
UGI will host its first quarter FY 2008 earnings conference call on Wednesday, January 30, 2008, at 4:00 PM ET. Interested parties may listen to a live audio webcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112; International replay
1-719-457-082; passcode 6871349, through February 1, 2008.
The financial table appended to this news release can be viewed directly at http://www.shareholder.com/ugi/1Q08FinancialTable.pdf.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures due to high energy prices, domestic and international political, regulatory and economic conditions, including foreign currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-02	# # #	1/30/08

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
AmeriGas Propane	$748.2	$616.6	$2,409.0	$2,105.7
International Propane	328.4	226.4	902.4	904.3
Gas Utility	326.7	274.4	1,097.2	778.6
Electric Utility	31.9	24.9	128.9	99.0
Energy Services	365.3	344.2	1,357.2	1,307.1
Corporate & Other (a)	(35.8)	(23.3)	(116.3)	(88.4)

Total revenues	$1,764.7	$1,463.2	$5,778.4	$5,106.3

Operating income:
AmeriGas Propane	$74.0	$75.3	$264.5	$184.7
International Propane	39.1	33.1	100.5	118.8
Gas Utility	50.1	38.2	148.5	86.7
Electric Utility	7.4	6.2	27.2	20.4
Energy Services	23.7	15.2	65.9	60.1
Corporate & Other (a)	1.9	(0.7)	3.6	4.1

Total operating income	196.2	167.3	610.2	474.8
Loss from equity investees	(0.7)	—	(4.5)	(1.6)
Loss on extinguishment of debt	—	—	—	(18.5)
Interest expense:
AmeriGas Propane	(18.2)	(18.0)	(71.7)	(73.2)
International Propane	(7.0)	(6.1)	(26.1)	(22.8)
Gas Utility	(10.4)	(10.8)	(39.5)	(27.5)
Electric Utility	(0.5)	(0.7)	(2.2)	(2.7)
Corporate & Other, net (a)	—	(0.4)	(0.2)	(0.8)

Total interest expense	(36.1)	(36.0)	(139.7)	(127.0)

Income before income taxes and minority interests	159.4	131.3	466.0	327.7
Income tax expense	(48.5)	(38.1)	(137.1)	(98.1)
Minority interests, principally in AmeriGas Partners	(30.9)	(31.3)	(106.5)	(49.0)

Net income	$80.0	$61.9	$222.4	$180.6

Earnings per share:
Basic	$0.75	$0.58	$2.08	$1.71

Diluted	$0.74	$0.58	$2.06	$1.69

Average common shares outstanding:
Basic	106.981	105.930	106.711	105.651

Diluted	108.318	107.573	108.146	107.020

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$15.0	$15.4	$52.8	$25.6
International Propane	22.4	18.3	49.0	70.5
Gas Utility	24.0	16.5	66.5	36.2
Electric Utility	4.0	3.2	14.5	10.2
Energy Services	13.9	9.0	39.4	35.4
Corporate & Other (a)	0.7	(0.5)	0.2	2.7

Total net income	$80.0	$61.9	$222.4	$180.6

(a) Corporate & Other includes the elimination of certain intercompany transactions.
(b) Amounts are net of minority interests in AmeriGas Partners, L.P.